Volt Europe | Gatton Place, St. Matthews Road, Redhill, Surrey RH1 1TA, England tel +44 (0)1737 774100 fax +44 (0)1737 772949	VOLT
www.volteurope.com	w o r k f o r c e d e s i g n

STRICTLY PRIVATE AND CONFIDENTIAL
Mr R H Herring
8 Little Orchard Way
Shalford
Guildford
Surrey GU4 8JY

03 November 2010

Dear Richard

Further to our telephone conversation yesterday to discuss the queries you raised with regard to the new Employment Agreement following your promotion, I write to confirm the following:-

1.	Notice period increased to 6 months either side - now reflected in the Employment Agreement.

2.
Calculations for Incentives and Year End Improvement Bonus will incorporate Volt Europe and Volt Asia; the two entities will be calculated separately to each other. This amendment is now reflected in the Employment Agreement.

3.
Your financial interest in The Skills Market is noted and your suggestion to include Sébastien Cobut and Sue Day in any future negotiations with this supplier in order to avoid any potential conflict is accepted.

4.
With reference to calculations for incentive payments “Local and Corporate General and Administration Expenses” is intended to apply to Group Overheads and the line against which incentive compensation will be calculated is the Net Operating Profit/(Loss) line. Please refer to the attached example.

I trust that the above clarifies the situation and brings matters to a satisfactory conclusion, in which case, I ask that you sign and return the amended Employment Agreement enclosed with this letter to Human Resources.

Kind regards,

Yours sincerely

/s/ Tom Daley

Tom Daley
Director of Volt Europe & President of Volt Workforce Solutions

Enc:	Employment Agreement (dated 03/11/2010)
Incentives calculation example

Volt Europe Limited Registered in England No. 1739576. Registered Office: As above

PRIVATE AND CONFIDENTIAL

EMPLOYMENT AGREEMENT

Between

VOLT EUROPE LIMITED

And

Richard Herring
8 Little Orchard Way
Shalford
Guildford
Surrey
GU4 8JY

Version 2 – 03/11/2010

This Statement is given in accordance with The Employment Rights Act 1996

1.	Employer
a)	Your employer will be Volt Europe Limited (hereinafter known as ‘the Company’). The Company’s principal place of business is located at Gatton Place, St Matthews Road, Redhill, Surrey, RH1 1TA.

2.	Place of Work
a)	Your normal place of employment will be at:

Volt Europe
Gatton Place
St Matthews Road
Redhill
Surrey
RH1 1TA
Tel : 01737 774100

b)
However the Company shall be entitled to require you to work, whether on a temporary or permanent basis, at such other places within the United Kingdom as the Company shall from time to time require. In the event of such a requirement, the Company will provide as much notice as possible and will give due regard to the reasonableness of the requirement.

c)
You may also be required to travel both inside and outside the UK for the proper performance of your duties. Travel expenses will be reimbursed subject to necessary authorisation and in accordance with the Company’s Expenses policy.

3.	Job Title & Job Description
a)
Your job title will be Managing Director and Senior Vice President of Volt Europe & Volt Asia, reporting to Mr Tom Daley, President of Volt Workforce Solutions, or any successor or replacement notified to you from time to time.

b)	Your main duties are outlined in the Job Description attached to the back of this document marked Annex “A”.

c)
The job description does not define absolutely, or limit the work that you may be required to do within the scope of the job title. From time to time, you may be required to carry out other duties and tasks associated with the job and required by the Company or any Associated Company, without additional remuneration, should this be necessary to meet the needs of the business.

d)	In respect of those Companies, including the Company of which you are or become a registered director, you agree that you will:-

i)	conduct yourself at all times in a manner consistent with that required of directors in the relevant jurisdiction, including, but not limited to the requirements of the Companies Act 2006; and

ii)	on the termination of your employment, on whatever basis, complete all forms and do all other things necessary to facilitate the removal of yourself as a director of any of the Companies.

4.	Flexibility
a)
Because of the changing nature of the business your duties and responsibilities will inevitably vary and develop. The Company reserves the right to require you to undertake any duties which may reasonably be required of you commensurate with your personal capabilities and your job grade in the Company. This may involve a move from one department to another or a change in job title or job description.

b)
The Company may require you (as part of your duties of employment) to perform duties or services not only for the Company but also for any Associated Company where such duties or services are of a similar status to or consistent with your position with the Company. The Company may at its sole discretion assign your employment to any Associated Company on the same terms and conditions as set out, or referred to, in this Agreement

03/11/2010	Mr R H Herring	Page 2 of 22

5.	Employment Start Date
a)
Your employment in this position commences on 03/12/2010. However your previous employment as Director European Staffing Services will count towards your period of continuous employment and your start date with the Company is therefore recorded as 16/01/2006.

6.	Probationary Period
Not applicable.

7.	Termination and Notice
a)	Subject to Clause 24, your employment shall continue until terminated by either party giving 6 months’ written notice to the other.

b)	Notwithstanding the periods of notice specified above, the Company may terminate your employment without notice in the event of any serious, persistent and / or gross misconduct.

c)
Should you leave without giving the notice due under this contract, unless this early departure is agreed by management, any holiday pay accrued to that date will be forfeited by virtue of your material breach of contract, and a sum equal to the wages/salary payable during the period of notice will be deducted from any final payment.

d)	Subject to paragraph 24, the Company reserves the right to make payment in lieu of notice which is subject to taxation under HM Revenue & Customs guidelines.

e)
You agree that the Company may at its absolute discretion make a payment or payments (which may, at the Company’s absolute discretion, be paid in instalments) representing salary in lieu of any notice of termination of employment which you or the Company is required to give, subject to any reduction under paragraph 7f) below. For the avoidance of doubt, such payment or payments shall be less deductions for Income Tax and National Insurance contributions and any other deductions required or permitted by law, and shall not include the value of any holiday entitlement which would have accrued to you had you been employed until the expiry of your notice entitlement under paragraph 7a) above. Further, you shall have no entitlement to such payment, or payments unless and until the Company notifies you in writing of its decision to make such payment(s) to you

f)
Where the Company decides to exercise its power under paragraph 7e) to make any such payment(s) to you, then you undertake to take all reasonable and necessary steps to find alternative employment to commence within a period equivalent to the notice period (or where notice has been served, the unexpired period of notice) referred to in paragraph 7a), commencing on the Termination Date as hereinafter defined. The Company may, in its absolute discretion, reduce the amount or amounts of any such payment(s) by such an amount as it shall determine to reflect your actual mitigation, or prospective, or potential to mitigate. For the avoidance of doubt, such reduction may result in the cessation of instalment payments, or you being entitled to no payment

g)
During your notice period, the Company reserves the right to change, curtail or amend your duties or place of work in any way, where it is felt your access to any confidential information, department, customer or supplier is inappropriate.

h)	The Company may request that you remain at home on ‘Garden Leave’ where you will not be required to report for work for day to day activities.

However, during this period you may not engage in any other form of business or employment and must make yourself available at the Company’s request to attend work or participate in Company activities as and when required. This may include reporting to the office to sign in and sign out at the beginning and end of each day for the duration of Garden Leave.

03/11/2010	Mr R H Herring	Page 3 of 22

i)	The Company may, at its absolute discretion, appoint another employee of the Company to carry out some or all of your duties under paragraph 3 of this Agreement during the Garden Leave Period.

j)	During any period of Garden Leave, you will be required to utilise any accrued holiday entitlement owed to you by the Company.

k)
The Company shall continue to pay your basic salary during your Garden Leave (including for the avoidance of doubt, any other contractual entitlements, at the rate which is applicable at the commencement of the Garden Leave Period), and to make available to you during the Garden Leave Period all other benefits to which you are contractually entitled according to the terms of this Agreement.

I)
The Company adheres to statutory legislation with regard to retirement, which is subject to change. It does not offer a contractual retirement age lower than the statutory age of retirement. Employment will terminate automatically when you attain that age unless an extension beyond that date is requested by you and accepted by the Company.

8.	Working Hours
a)
Your normal office hours are from 09.00 to 18.00 covering a weekly shift of 40 hours Monday to Friday each week. You are entitled to take an unpaid lunch break of 1 hour each day which must be taken between the hours of 12.00 and 14.00 unless prior approval is obtained from your Manager.

b)
You are required to be ready to start work at your normal start time. Punctuality and consistent attendance are regarded as important by the Company and frequent lateness or unauthorised absence will result in the Disciplinary Procedure being invoked.

c)
You may be required to work additional hours, either as and when requested to do so by the Company, or when the proper performance of your work requires. You will not be entitled to additional remuneration for additional hours worked in excess of your normal working hours unless agreed in writing by your Line Manager prior to the hours being worked.

d)
The Company reserves the right to amend your working hours on a temporary or permanent basis as necessary in order to accommodate the needs of the business. Every endeavour will be made by the Company to give you reasonable notice of such changes.

e)
You agree that you will devote the whole of your time and attention to the Company and the Company’s business during Normal Working Hours and to discharge your duties to the best of your ability and use all best efforts to promote the interests of the Company.

f)
The Working Time Regulations 1998 provide that the average working time including overtime should not exceed 48 hours for each 7 day period over the agreed reference period. To the extent that your employment is subject to these regulations, you agree that this limit shall not apply to you. Such agreement to opt out of the 48 hour limit will remain in force indefinitely but may be terminated by you at any time by giving not less than 3 months’ written notice to the Company.

g)
It is also agreed that the agreed reference period (for the purposes of compliance with Working Time Regulations 1998) will be a rolling period of 17 weeks, each starting immediately at the end of a previous period and the first starting on the Employment Start Date shown in Clause 5a) above.

9.	Salary, Reviews, Expenses, Commission, Bonuses & Deductions
a)
Your basic salary, payable monthly in arrears on or around the penultimate working day of each month, by credit transfer into your own personal or joint bank account, will be at the rate of £189,877 per annum. Should the payment date differ, the Company will endeavour where possible to provide reasonable notice in advance.

b)	The Company reserves the right at its sole discretion to amend the system, method or frequency of payments. In such circumstances, as much notice as is reasonably practicable will be given.

03/11/2010	Mr R H Herring	Page 4 of 22

c)	Your basic salary is subject to review on an annual basis. Any changes in basic salary are entirely at the Company’s discretion and changes in salary are therefore not guaranteed each year.

d)	A day’s salary is calculated a 1/260th of your annual basic salary. This calculation is prorated for part timers according to the hours and days that they work.

e)	Deductions from your monthly salary will be made in respect of Income Tax, National Insurance and other statutory deductions required by law.

f)	You will have access to an incentive plan and bonus opportunity, details of which can be found in Annex D.

g)
Where performance related bonuses are offered as part of the remuneration package, payment is made on an annual basis in arrears. Upon termination of employment, bonus payments will only be made for the last full year worked (i.e., bonus payments will not be pro rated if you leave part way through a year) and provided that objectives have been met.

h)	With reasonable notice and at its sole discretion, the Company reserves the right to review, amend, or replace the Incentive, and / or Bonus schemes.

i)
The Company shall, on receipt of proof of payment acceptable to the Company and in accordance with the Company’s Expenses Policy and subject to prior approval by management, pay or arrange to be paid to you, all reasonable travel, subsistence, hotel and other expenses incurred by you in the performance of your employment.

j)
In circumstances where there has for any reason whatsoever been an overpayment of remuneration, commission, bonus, or other payment in excess of your contractual entitlement, or in the case of expenses, the amount of reimbursement due to you, the Company reserves the right to make a deduction reasonable in the circumstances. Where such a situation arises, the Company will notify you in advance of any such deduction being made as to the frequency and amount(s) of the deduction(s).

k)
You acknowledge that it is a disciplinary offence to knowingly claim for expenses, bonuses or commissions that have not been properly earned for the purposes of the Company’s business, or, are of an inflated value and that such misconduct could result in summary dismissal. You agree that the Company may recover false and / or inflated expenses, bonuses or commission by a deduction from salary or other payment due to you. In the event of there being insufficient funds upon termination of employment, the Company will seek legal redress if necessary.

I)
The Company reserves the right to deduct from your salary or other monies owing to you from the Company including but not limited to: any loan made by the Company to you, the cost of all breakages, damage to and losses of Company property (e.g., mobile phone, laptop, etc) in your possession or control (including the cost of recovering such items); and any other monies you owe to the Company. In the event of there being insufficient funds upon termination of employment, the Company will seek legal redress if necessary.

10.	Benefits
a)	Details of additional benefits offered to you under this contract of employment are indicated on Annex “B”, the personal benefits statement attached to this document.

b)	Benefits in kind made by the Company may be subject to Income Tax, and if required the Company must declare to HM Revenue & Customs details of any benefits received by staff.

c)	The Company reserves the right and entirely at its own discretion to change providers of its Employee benefit schemes as and when it sees fit.

03/11/2010	Mr R H Herring	Page 5 of 22

d)
The Company reserves the right to suspend any or all Company funded benefits to any Employee who is subject to disciplinary action (until such warning is spent) or to withdraw Company funded benefits to any Employee who is demoted as a result of disciplinary proceedings taken against them.

e)
If a scheme provider (e.g. an insurance company) refuses for any reason (whether under its own interpretation of the terms of the relevant insurance policy or otherwise) to provide the relevant benefit(s) to you under the applicable scheme, the Company shall not be liable to provide, or compensate for the loss of such benefit(s). However, where necessary by law, the Company will seek to find an alternative provider.

11.	Annual Leave, Public and Bank Holidays
The Company’s Annual Leave year begins on 1 January and ends on 31 December. Annual Leave accrues pro rata on a monthly basis and is calculated according to the hours and days that you work. Further details may be obtained from the Annual Leave Policy which can be found on the Company’s intranet or is available from Human Resources.

a)	Your Annual Leave entitlement is 25 days.

b)
Annual Leave shall be taken by arrangement, at times convenient to the demands of the business. Dates requested for Annual Leave will be recorded by the Manager. Where a request is declined and you fail to report to work on the day(s) in question, you may find yourself subject to Disciplinary investigation and action. The Company will not accept self certified sickness absence for the days in question and you will be required to provide a doctor’s certificate, at your own expense if necessary.

c)	The Company reserves the right to require that Employees use their Annual Leave during any Company or Client business closure periods (for example Christmas period shutdown).

d)	You are encouraged to use your Annual Leave entitlement during the relevant Annual Leave year. Other than in the event of termination, there is no entitlement to pay in lieu for unused annual leave.

e)
In extenuating circumstances only and with the permission of your Line Manager, up to 3 (three) days Annual Leave may be carried over only whilst it is legally permissible to do so. Carried over leave must be used by 31 March or it is automatically forfeited.

f)	Your Annual Leave entitlement for the 2010 holiday year is recorded as 25 days.

g)
In order for full time staff (or part time staff who work an equal number of hours per day Monday to Friday) to receive payment for Bank Holidays, the Company requires you to be in attendance the working day prior and immediately after the Bank Holiday unless you are absent on previously agreed Annual Leave, or signed off and certified sick by your doctor. Failure to provide a doctor’s certificate within appropriate timescales will automatically negate payment.

h)
Since part time staff who work an unequal number of days or hours have their Bank Holiday entitlement notionally added to their Annual Leave entitlement, they must record their absence on a Bank Holiday (which falls on a day that they would normally be expected to work) as Annual Leave. Further details may be obtained from the Annual Leave Policy which can be found on the Company’s intranet or is available from Human Resources.

i)
The Company reserves the right to require you to work on Statutory Bank Holidays. Should this be the case, you will be given reasonable notice and will either receive pay or time in lieu as agreed in advance with your Manager and provided that such arrangement is in compliance with the law.

j)
If you are absent from work because of sickness, illness or injury for a period of more than two months, you will cease to accumulate the right to contractual Annual Leave from the end of the two month period. You will start to accumulate contractual Annual Leave rights again once you return to work.

03/11/2010	Mr R H Herring	Page 6 of 22

k)
If you fall ill during your pre-booked Annual Leave dates, you will normally be expected to take this as Annual Leave. You will only be credited Annual Leave taken in exceptional cases (e.g. If you have spent a considerable period of your Annual Leave entitlement in hospital and this is accompanied by official medical certificates). Each case is treated on its merits at the discretion of the Company.

I)
If you either commence or terminate your employment during the course of the Annual Leave Year, your entitlement will be calculated as 1/12th of your annual entitlement for each completed month of service during that Annual Leave Year.

m)	Upon termination, you will also receive an allowance for the last month, which is calculated as follows:

ACTUAL LEAVING DATE	AMOUNT OF LEAVE DUE
1st – 6th	Nil
7th 12th	25% of a full month’s allowance
13th – 18th	50% of a full month’s allowance
19th – 24th	75% of a full month’s allowance
25th – 31st	100% of a full month’s allowance

n)	If you have taken more Annual Leave than you are entitled to, a corresponding deduction will be made from your final payment of salary.

o)	The Company reserves the right to require you to take any outstanding Annual Leave entitlement during your notice period.

p)
There is no automatic right which allows you to take outstanding accrued Annual Leave during your notice period, as Annual Leave must always be taken by arrangement, at times convenient to the demands of the business.

q)	During any period of Garden Leave, you will be required to utilise accrued Annual Leave entitlement owed to you by the Company.

r)	Annual leave may not be taken in advance from your entitlement for the following year.

12.	Absence Reporting, Sickness & Sick Pay
a)	You are expected to attend work during your normal working hours and to achieve punctual and regular attendance.

b)
Permission for absence during working hours (e.g. for medical appointments) must be obtained through your Line Manager or in his/her absence through your Line Manager’s Manager. You are required to give ample notice in advance of your absence unless in the event of medical, family or domestic emergencies. Further details may be obtained from the Authorised Absence Policy which can be found on the Company’s intranet or is available from Human Resources.

c)
In the event of absence for any reason (excluding pre-agreed annual leave) you must inform your Line Manager BEFORE your designated start time of 09.00 on the first day of absence, to advise the nature of your absence or illness and the date that you expect to return to work. Your Line Manager must be kept informed of continued absence on a daily basis until such time as you are able to submit a doctor’s certificate or until you return to work.

d)
Contact with management should be made verbally by you and not by your representative, UNLESS the reason for the absence or sickness is so severe or distressing that you are incapable of doing so. In the event that your immediate Line Manager is unavailable, you should establish contact with Human Resources or with your Line Manager’s Manager.

03/11/2010	Mr R H Herring	Page 7 of 22

e)	The Company may invoke the Disciplinary Procedure against those who fail to notify management in the correct manner regarding any absence and may also bar payment of Company Sick Pay.

f)
Unauthorised absence from work is not acceptable and the Company reserves the right to deduct pay for any unauthorised absence and invoke the Disciplinary Procedure against those who fail to maintain a satisfactory attendance record or who fail to notify management in the correct manner regarding absences.

g)
Company Sick Pay will be at the discretion of management and will not be unreasonably withheld. To qualify, you must have completed your probationary period (normally 6 months), not be under notice of termination, and have complied with the requirements on notification of absence and the provision of medical certificates (see below).

h)
In the event that an Employee is invited to attend a disciplinary investigation or hearing (excluding where such invitation is for the purpose of accompanying another Employee or as a witness to such hearings), an Employee is not eligible to receive Company Sick Pay during the disciplinary process. The Employee will not become eligible to receive Company Sick Pay again until the outcome of such investigation or hearing is known and any subsequent appeal(s) concluded.

i)
Company Sick Pay is not an entitlement, it is a discretionary allowance. Company Sick Pay is based on a rolling 52 week period. An Employee whose allowance to Company Sick Pay has been exhausted during a period of absence cannot re-qualify for further Company Sick Pay during the same period of absence.

j)	In most cases of sickness absence you will continue to be paid full salary (including car allowance where applicable) during your absence as follows:

LENGTH OF SERVICE	COMPANY PAID SICKNESS ABSENCE
During probation	Nil
During notice	Nil
6 months but less than 2 years’ service	2 weeks
More than 2 years’ service	3 weeks

k)	Such payment shall be inclusive of any Statutory Sick Pay or other related Company paid State benefit to which you are entitled.

I)	Once Company Sick Pay is exhausted you will no longer receive salary or car allowance where applicable, and instead will receive Statutory Sick Pay only (subject to qualification).

m)
The Company, in its sole discretion may offer those with 2 years’ service or more, up to an additional 9 weeks paid sickness absence in any one rolling year in cases of serious illness or medical condition that require a continuous, prolonged period of absence from work.

n)	Where commissions are payable, you will be paid in accordance with the terms of the relevant Earnings Plan applicable to your role.

o)
Once Company Sick Pay is exhausted, and where performance related bonuses might be payable, such payment will be adjusted to reflect any sickness absence taken during the relevant quarter and which may have impacted upon the full achievement of objectives during the quarter.

p)
While the Company will normally be sympathetic to cases of sickness, illness or accident, prolonged or persistent absence for these causes will be reviewed and appropriate action taken; the Company reserves the right to invoke the Disciplinary Procedure for those Employees with an unacceptable level of sickness absence or on a long term illness, without the need to exhaust maximum Company or Statutory sick pay first. In such circumstances the Company shall not be liable to provide, or compensate for the loss of, any such benefit.

q)
Where there is concern for any Employee’s health and his / her ability to carry out their work, the Company reserves the right to ask that Employee to submit to an independent medical examination, the cost of which will be borne by the Company. The Employee agrees that the results of such examination(s) will be made available to the Company.

03/11/2010	Mr R H Herring	Page 8 of 22

r)
All days of absence through sickness must be covered by a medical certificate. For the first 7 days (including weekends and non work days), a Company self certificate will normally be acceptable. However, in some cases you may be asked to provide a doctor’s certificate within the first 7 days, the cost of which will be borne by you. For illnesses of more than 7 days, a doctor’s certificate must also be produced on the 8th day and weekly thereafter. If you fail to submit a medical certificate within 3 days of it being necessary, you will not receive either Company or Statutory Sick Pay.

s)
Because of the rules relating to the payment of Statutory Sick Pay, it is important that your certificates indicate actual days of sickness even if they are sometimes days when you would not have worked, e.g., weekends and public holidays.

13.	Sole Employment & Conflict of Interest
a)
You acknowledge that your employment with the Company pursuant to this agreement represents your main or primary employment. If you should be engaged in any other employment, or have any outside business interests (whether inside or outside of normal working hours), you must seek the written permission of your Line Manager to continue. Such permission shall not be unreasonably withheld.

b)	You are not permitted to be involved in any activities which are in direct conflict with, or detrimental to, the Company, its representatives and agents or your own duties as an Employee.

c)	Employees must not, without the written consent of your Line Manager in any way directly or indirectly:

i)	be engaged or employed in, or

ii)	be concerned with (in any capacity whatsoever) or

iii)	provide services to

any other business or organisation where this is, or is likely to be, in conflict with the interest of the Company or its Associated Companies or where this may adversely affect the efficient discharge of their duties. Failure to comply will result in the Company’s Disciplinary Procedure being invoked and / or dismissal.

However, this does not preclude Employees holding up to 5% of any class of securities in any company which is quoted on a recognised Stock Exchange.

Where the conflict of interest is substantive, including but not limited to, personal or family relationships with persons working for competitors, the Company may have to transfer the Employee to another job or department or terminate employment, depending on the circumstances.

d)
The Company recognises that from time to time Employees may form personal friendships and in some cases close personal relationships with colleagues, clients, contractors and or suppliers. Whilst the Company does not wish to interfere with these personal relationships, it is necessary for the Company to ensure that all Employees behave in an appropriate and professional manner.

e)
Where it is believed that there is a conflict of interest in any regard (e.g. favouritism, nepotism, impartial reporting lines) the Company reserves the right to change reporting lines and / or transfer either or both Employees to alternative positions or departments according to the availability of such vacancies within the Company at that time. In the event that there are no other suitable vacancies available, and the relationship is deemed to be a potential threat to the business, the Company reserves the right to terminate the employment of either or both Employees.

03/11/2010	Mr R H Herring	Page 9 of 22

14.	Training
a)
During your employment, you may, from time to time, be required to attend externally provided training courses as deemed necessary by the Company. The Company will pay the cost of such courses however, should you terminate your employment within your probationary period (and any extensions thereof), the Company reserves the right to reclaim reimbursement of 50% of the course fees and / or costs incurred. You agree that unless alternative arrangements have been made, repayment will automatically be deducted from any final salary payments.

b)
The Company has a separate policy in place for those wanting to pursue professional, technical or vocational qualifications in order to benefit themselves and the Company. Further details may be obtained from the Study, Sponsorship and Leave Policy which can be found on the Company’s intranet or is available from Human Resources.

15.	Working Families
The Company’s policies on Maternity Leave, Paternity Leave, Parental Leave, Adoption Leave, Flexible Working, and Time off for Dependents can be found on the Company’s intranet or are available from Human Resources

16.	Grievance Policy & Procedure
a)
From time to time Employees may have problems or concerns about their work, working environment, or working relationships that they wish to raise with someone in the organisation. The Company encourages open communication between Employees and their Line Manager to ensure such problems and concerns can be resolved in the quickest and fairest way possible and at the most appropriate level within the organisation.

b)	Please refer to the Grievance Policy & Procedure and the Appeals Policy for more details- these can be found on the Company’s intranet or are available from Human Resources.

c)	It is important for Employees with a grievance to avail themselves of these policies, as failure to do so may be legally prejudicial to them.

Please note that the Grievance Policy & Procedure and the Appeals Policy are for guidance only and are not contractually binding.

17.	Disciplinary Policy & Procedure, Appeals Policy
a)
On those occasions when an Employee is suspected of breaking, or has broken a Company rule, or does not observe accepted standards of conduct or work performance, the Disciplinary Policy & Procedure will be applied to ensure that full and proper consideration is given to the situation. The policy and procedure provides a framework to create a climate for good Employee/Employer relationships and to help and encourage individuals to achieve and maintain the required standard of performance and behaviour.

b)
Gross Misconduct is misconduct by the Employee that destroys the working relationship and trust between the Company and Employee, and can lead to summary dismissal without notice. A list of some of the types of offences that are considered by the Company to represent Gross Misconduct can be found in the Disciplinary Policy.

c)	Appeals can be made by an Employee who has received a formal warning or been dismissed from the Company.

d)	Please refer to the Disciplinary Policy & Procedure and the Appeals Policy for more details – these can be found on the Company’s intranet or are available from Human Resources.

03/11/2010	Mr R H Herring	Page 10 of 22

Please note that the Disciplinary Policy & Procedure and the Appeals Policy are for guidance only and are not contractually binding.

18.	Equality & Diversity (Equal Opportunities)
a)
The Company recognises the business effectiveness of fostering a positive environment in which all Employees are encouraged to fulfil their career potential based on aptitudes, skills, abilities and job performance.

b)
As a result, the Company is committed to providing an environment of equal opportunities for all Employees and applicants, irrespective of gender, race, colour, ethnic origin, nationality, marital status, parental status, age, disability, sexual orientation, gender reassignment, religion, religious belief, trade union membership or political opinion.

c)
Consequently, the Company will not tolerate, under any circumstances, any form of discriminatory behaviour or action. Please refer to the Equality & Diversity Policy for more details – this can be found on the Company’s intranet or is available from Human Resources.

19.	Bullying & Harassment
a)
The Company is committed to ensuring that all Employees are treated with dignity and respect at work and to promoting a safe, healthy and fair environment in which people can work. The Company will therefore not tolerate any form of bullying, harassment or victimisation either during work time, at work-related social functions or outside the workplace.

b)
Everyone has the right to work in an environment free from intimidation and harassment and any complaints related to any form of bullying, harassment or victimisation will be thoroughly investigated and if upheld will lead to the Disciplinary Procedure being invoked.

c)	Please refer to the Bullying & Harassment Policy for more details – this can be found on the Company’s intranet or is available from Human Resources.

20.	Behaviour and Ethics
a)	During your employment you must endeavour to perform duties to the best of your ability and adhere to all rules, lawful instructions, policies and standing orders associated with your employment.

b)
You are expected to act in the best interests of the Company and its Associated Companies at all times. It is expected that unless otherwise prevented by ill health, you will devote your whole time and attention to the Company or its Associated Companies during your working time, and do everything possible to promote, develop and extend its business.

c)
You are expected to demonstrate a positive commitment and loyalty to the Company’s aims, objectives and methods of working, and carry out your duties in such a way as to minimise the Company’s expenditure.

d)
You are expected to abide by the Company’s quality standards as set out in its Quality Assurance framework details of which are available on the Company’s intranet or from the Quality Assurance Manager.

e)	You are expected to display commitment to developing the skills necessary to carry out your work effectively, and use your time effectively to fulfil the Company’s business objectives.

f)	In all cases courtesy and politeness are to be extended to all members of staff and the public.

g)	Employees must at all times comply with working directions and reasonable requests issued by Managers.

03/11/2010	Mr R H Herring	Page 11 of 22

h)	You must not misuse your official position or information acquired in the course of official duties for either your own or others’ gain.

i)	No gambling nor buying or selling of any commodity, borrowing or collection of money may take place on Company premises except with the express authorisation from your Line Manager.

21.	Health & Safety
a)
The Company has a duty under law to take care of the Employees’ health, safety and welfare at work as well as is reasonably practicable. Employees also have duties in relation to their health and safety (and that of their colleagues or persons) and these are briefly as follows:

i)	the duty to take reasonable care for the Employee’s own safety and that of persons who may be affected by the actions the Employee takes or fails to take;

ii)	the duty to report all accidents involving real or potential injury in the working environment;

iii)	the duty to co-operate with the Company, so far as is necessary to create a safe workplace and working environment;

iv)	the duty to inform the Company of potential hazards the Employee becomes aware of in relation to health, safety and welfare in the working environment;

v)	the duty not to interfere with or misuse anything provided for the Employees’ health, safety or welfare.

b)	Disciplinary action may be taken against any Employee who fails to comply with the Company’s Health & Safety Policy.

c)	Please refer to the Health & Safety Policy for more details – this can be found on the Company’s intranet or is available from Human Resources.

22.	Security
a)
In the interests of safety and security, the Company reserves the right to perform a reasonable inspection of any person, package, bag or motor car on Company premises. These inspections will be carried out as necessary from time to time and at the direction of a Director and the Employee’s co-operation is requested and appreciated.

b)
If an Employee is selected for search, there is no suspicion implied, merely vigilance. If an Employee refuses an inspection request without an acceptable explanation for refusal the Disciplinary Procedure will be invoked.

c)
Any inspection carried out will respect the Employee’s dignity and will be conducted by a member of management who is the same sex as the Employee. The Employee may choose to be accompanied by a work colleague if they wish whilst the search is conducted.

23.	Collective Agreements
There are no collective agreements applicable to Employees’ employment.

24.	Ceasing Employment
a)	The Company may, by notice in writing to you, terminate your employment:

i)
if you are absent from work for any reason, excluding annual and public holidays, for a period or aggregate periods in excess of 13 weeks in any 52 week period. Such termination shall be effected by notice in writing to you on a date not less than 28 days from the end of the last of such period or periods adding up to the 13 weeks;

03/11/2010	Mr R H Herring	Page 12 of 22

ii)
by summary notice if you commit any serious breach, or repeat, or continue after warning, any material breach of your obligations under this agreement, or if you are guilty of gross misconduct or of other conduct tending to bring yourself or the Company or any of its Associated Companies into disrepute;

iii)	by summary notice if you become bankrupt;

iv)
by summary notice if you are convicted of a criminal offence, which in the reasonable opinion of the Company does affect your position as Employee of the Company (bearing in mind the nature of the duties you are engaged in and capacity in which you are employed);

v)	by summary notice if you are barred from holding a directorship in any country in which Volt Europe and Volt Asia does business.

b)
The Company shall not be obliged to provide you with any work during your notice period under this agreement. You agree that provided the Company shall continue to provide you with your salary and, subject to previous indications to the contrary, all other benefits to which you are entitled under this agreement during your notice period, you shall refrain from working for any other person, firm or company UNLESS permission has been previously granted under Clause 13 above.

c)	You shall upon request immediately resign any position or office of the Company, or any other Company, committee or association that you hold by virtue of your employment.

d)
You agree that you will repay, in full, any loans outstanding with the Company. You agree that failure to do so gives the Company the authority to deduct these payments from any final salary payment made to you. In the event of there being insufficient funds the Company will seek legal redress if necessary.

25.	Personal Property
The Company does not accept liability for any damage to, or any loss or theft of, any personal property on the Company’s premises. Money or valuables should not be left on Company premises and items such as handbags, purses, wallets, etc are your responsibility and should be looked after accordingly.

26.	Company Property & Confidentiality
During your employment and in the event of your appointment under this agreement being terminated, for any reason whatsoever, you undertake as follows;

a)
To accept responsibility of Company property (e.g., mobile telephones, laptops, etc) in your possession and handled by you in the course of your duties. Loss caused by any failure on your part to exercise due care and attention will be considered a fundamental breach of Company procedure and will be dealt with in accordance with the Company’s Disciplinary Procedure, and may be treated as gross misconduct warranting summary dismissal. You may be charged for the loss or damage to Company property and you agree that any reimbursement due to the Company may be deducted from your salary.

b)
On the termination of your employment, or at the request of the Company at any time during the course of your employment, you will surrender to the Company, all Company property, notes and memoranda of any trade secrets or Confidential Information, including, but not limited to, all lists of clients, accounts, financial documents, correspondence and all other documents, papers and records (including those stored on a computer disc or any other electronic format) which have been prepared by you or have come into your possession or control in the course of your employment with the Company. You acknowledge that failure to surrender any of the above may breach the Data Protection Act 1998 and / or the Conduct of Employment Agencies and Employment Businesses Regulations 2003 which may result in criminal proceedings being brought against you in addition to any other legal or contractual rights the Company may enforce against you in such circumstances.

03/11/2010	Mr R H Herring	Page 13 of 22

c)
You shall not make and / or retain any copies in abstract, summary or précis, of the whole or part of any document, software or information belonging to the Company, or its clients or suppliers, except where expressly authorised to do so, or in the proper performance of your duties.

d)	You agree that upon termination of your employment, all business contact details acquired during your tenure, will remain the property of the Company.

e)
You agree that you will not, either during, or any time after the termination of this agreement disclose or make use of any of the Company’s, or of any Associated Company’s or, client’s trade secrets, or other confidential information.

i)
“Confidential Information” shall include all information and data of a confidential nature, which has been specifically designated as confidential by the Company or which is confidential by its nature, whether in oral, written or electronic form, including but not limited to business, commercial, pricing, marketing, sales, Company owned and developed IT systems, CVs or other candidate information, supplier lists, client lists, performance, processes and any other information, know how, intellectual property and all data bearing media containing or disclosing such information and techniques, the unauthorised disclosure of which would harm, prejudice of embarrass the Company

ii)	Disclosure of same will be considered gross misconduct and will be subject to summary dismissal and I or legal redress.

f)
You agree that on termination of your employment, the Company has the right to review your email and other electronic records to ensure that no Company Confidential Information has been misappropriated. You are aware that any misappropriation or misuse of Company Confidential Information will be considered gross misconduct and will be subject to summary dismissal and / or legal redress, irrespective of any termination notice which may be in effect at the time.

g)
Your obligations to the Company relating to the keeping and use of Confidential Information shall survive your employment contract, and shall continue until the Confidential Information is proven to fall into the public domain other than by breach of the confidentiality clauses above.

27.	Intellectual Property
a)
All records, documents, papers (including copies and summaries thereof) and other copyright protected works made or acquired by Employees in the course of their employment shall, together with all the worldwide copyright and design rights in all such works, be and at all times remain the absolute property of the Company.

b)
You hereby irrevocably and unconditionally waive all rights granted by Chapter IV of Part I of the Copyright, Designs and Patents Act 1988 (as amended or re-enacted) (and all author’s rights of similar kind conferred by the laws of any jurisdiction) that vest in them (whether before, on or after the date hereof} in connection with their authorship of any copyright works in the course of their employment with the Company, wherever in the world enforceable, including without limitation the right to be identified as the author of any such works and the right not to have any such works subjected to derogatory treatment.

c)
Both you and the Company acknowledge the provision of Sections 39 to 42 of the Patents Act 1977 (as amended or re-enacted) relating to the ownership of Employees’ inventions and the compensation of Employees for certain inventions respectively. If you make any inventions that do not belong to the Company under the Patents Act 1977, but which relate to Company business, you agree that you will forthwith license or assign (as determined by the Company} to the Company your rights in relation to such inventions and will deliver to the Company all documents and other materials relating to them. The Company will pay to you such compensation for the licence or assignment as the Company will determine in its absolute discretion subject to Section 40 of the Patents Act 1977.

03/11/2010	Mr R H Herring	Page 14 of 22

d)
The copyright for all work written by members of the staff of the Company in the course of their employment is vested in the Company. You may not write for publications other than the Company’s journals without first obtaining written permission from a Managing Director of the Company.

e)
The Company may not own the copyright for any of the computer software it uses. It may be provided by suppliers under license and it is an offence under Copyright Law to copy such data without authority, except for legitimate back up purposes. By applying it to unauthorised use or giving software to an outside party, you will be subject to the Company’s disciplinary procedure which could lead to dismissal and possibly criminal charges.

28.	Communications & Information Security
a)
The Company reserves the right to monitor, record and restrict all Employee communications for the purposes of protecting the business interests of the Company and the personal rights of all Employees of the Company. Potentially, this means that any personal calls or e-mails made, sent or received by you within the office will also be subject to the monitoring processes. Please note therefore that should you wish to make any personal calls in confidence and without the possibility of them being monitored or recorded, these should be made either before or after work or during your lunch break using your own personal mobile phone or a public telephone.

b)
You warrant that you will not knowingly engage in any communication, whether by World Wide Web, e-mail, fax, letter, telephone or otherwise, which are inappropriate or which constitute an abuse of the privileges extended by the Company to help you perform your daily role. You acknowledge that any such inappropriate communications could lead to the Disciplinary Procedure being invoked which could result in dismissal depending on the gravity of the offence.

c)
For certain members of staff, Managers, Sales Staff and other key personnel the Company reserves the right and the Employee (if applicable to the Employee because he/she has one of the key positions), consents to the Employee’s private/home telephone numbers being made available to other Employees for the purpose of the Company’s business use. The Employee (where applicable) consents to the telephone number appearing on the Company’s data network and being used for the purpose of communicating with the Employee at reasonable times outside of normal office hours. The Company will endeavour to protect unauthorised access to such personal data.

d)
You agree that you will not make defamatory comments, whether directly or indirectly, about the Company, its business, management style, clients or Employees via personal blog, e-mail, verbally or by any other means of communication, whether inside or outside of normal working hours. You acknowledge that any such inappropriate communication could lead to the Disciplinary Procedure being invoked which could result in dismissal depending on the gravity of the offence.

e)
The Company understands and accepts the potential business opportunities available via networking sites such as Linked-In, Xing, Plaxo and Viadeo. To the extent that Employees have access to such sites via the Company’s computer systems, the Company authorises Employees to use such sites only to the extent that it is beneficial to the Company. In order to protect the Company’s justifiable interests, the Employee agrees and undertakes to disclose the details of any access or use they make of such websites as a business tool at the point of creation and in any event at any point on the request of the Company. The Employee further agrees and undertakes to ensure that no information of a confidential or proprietary nature regarding the Company or the Company’s clients, suppliers or contractors is placed on or accessible via any networking site. On leaving the Company, the Employee agrees to provide proof that any personal profile on any networking site has been updated to remove reference to Volt or any Volt information, save always that the Employee is at liberty to state that they have been previously employed by the Company. The provisions of this clause shall survive termination of this contract by whatever means.

f)
All Employees must comply with the Company’s Information Technology Policy and other security policies, which may be updated from time to time. Details can be found on the Company’s intranet or are available from the IT Department.

03/11/2010	Mr R H Herring	Page 15 of 22

e)	You are required to familiarise yourself with the basics of the Computer Misuse Act 1990, which covers three main points:

i)	No employee may exceed his/her authority. Under this provision, any user who has access to a computer system but intentionally exceeds that authority is committing a criminal offence.

ii)
No employee may gain unauthorised access to a computer with intent to commit a crime (referenced as “hacking”). In the event you have a legitimate need to access a system to which you do not currently have access, please discuss your requirements with your Line Manager.

iii)	Unauthorised modification of computer information is not allowed. This includes the introduction of viruses onto a computer

29.	Data Protection & Personal Data
a)
By signing the contract of employment Employees consent to the Company or any of its Associated Companies holding and processing, both electronically and manually, the data it collects relating to the Employee in the course of their employment, for the purpose of the Company’s administration and management of its Employees and its business and for compliance with applicable procedures, laws and regulations.

b)
Employees also consent to the transfer, storage and processing of such data outside the European Economic Area, in particular to the United States of America and where necessary any other country in which the Company or its Group or Associated Companies have offices or conduct business.

c)
The personal information which the Company holds on you will be checked with you from time to time to ensure that it remains up to date and accurate. Should your personal circumstances change, you must notify the Human Resources Department immediately.

d)	Personal information is held and maintained under the provisions of the Data Protection Act.

30.	Force Majeure
No party shall be liable for any failure to perform its obligations in connection with any action described in this contract, if such failure results from any act of God, riot, war, civil unrest, flood, earthquake, or other cause beyond the party’s reasonable control (including any mechanical, electronic, or communications failure, but excluding failure caused by a party’s financial condition or negligence).

31.	Receipt of Payments and Benefits from Third Parties
Subject to any written regulations issued by the Company which may be applicable, neither you nor your Immediate Relatives, nor any company or business entity in which you or they have an interest, are entitled to receive or obtain directly or indirectly any payment, discount, rebate, commission or other benefit from third parties in respect of any business transacted (whether or not by you) by or on behalf of the Company or any Associated Company and if you, your Immediate Relatives or any company or business entity in which you or they have an interest, directly or indirectly obtain any such payment, discount, rebate, commission or other benefit you will forthwith account to the Company or the relevant Associated Company for the amount received or the value of the benefit so obtained.

32.	Variation of Terms
a)	Any changes to the terms and conditions of your employment will be notified to you in writing within a minimum of 4 (four) weeks of any change.

b)
It is a condition of employment that Employees should observe all the rules, regulations, policies, procedures and conditions of service in force in the Company. From time to time these will be reviewed and varied and it is a condition of your employment to keep up to date with changes as they occur.

03/11/2010	Mr R H Herring	Page 16 of 22

Please confirm your acceptance of your appointment on the terms and conditions set out above by signing and returning the enclosed copy of this document.

Signed on behalf of Volt Europe Limited	I, Richard Herring, accept the terms and conditions of employment set out above.

/s/ Tom Daley	/s/ Richard Herring

TOM DALEY PRESIDENT, VOLT WORKFORCE SOLUTIONS

Date : 03 November 2010	Date : 3/11/10

Attached :	1. Annex A – Job Description – To Follow
2. Annex B – Benefits Statement
3.. Annex C – Restrictions on Termination (signature required)
4. Annex D – Incentive Plan & Bonus Opportunity

03/11/2010	Mr R H Herring	Page 17 of 22

ANNEX B

Benefits Statement for Mr R H Herring

Group Life Assurance Scheme

All permanent Employees aged at least 18 but less than 65 are covered by the Company’s Group Life Scheme from their start date with the Company. The Scheme provides an amount equal to four times the Employee’s basic salary to be paid as a lump sum in the event of the Employee’s death.

It is important that you advise Human Resources as soon as possible in the event that you wish to change your beneficiary.

Stakeholder Pension Scheme

The Company operates a Stakeholder Pension Scheme. You will be eligible to join the pension scheme once you have successfully completed your probationary period and any extensions thereof.

For more information please refer to the Pension Scheme Policy which can be found on the Company’s intranet or is available from Human Resources.

Private Medical Insurance

The Company operates a Private Medical Insurance Scheme. Employees are only eligible to join the scheme once they have successfully completed their probationary period and any extensions thereof.

For more information please refer to the Private Medical Policy which can be found on the Company’s intranet or is available from Human Resources.

Recognition of Attendance

In the event that you are able to achieve maximum attendance at work by not taking any absence other than approved annual leave, or absence granted under statutory entitlement (e.g., maternity, paternity or parental leave) or Health & Safety suspension, during the course of the year (January to December), and provided that you are not under notice of termination and have not had any disciplinary sanctions against you, you will receive a payment of £250 which will be processed with your January salary.

For the purposes of clarification, Employees who report in as sick and who then subsequently work from home during their sickness, will have their absence recorded as sickness absence and will therefore not be eligible to receive the Recognition of Attendance payment.

This sum will be pro rated for

•	part time staff according to the hours and days they work

•	periods of employment before statutory entitlements commence and finish

Interest Free Public Transport Season Ticket Loan

Following satisfactory completion of your probationary period the Company will provide you with a season ticket loan facility to a maximum of £1,500 in any one year. Payments will be deducted from salary over a maximum of 12 months’ duration and on the departure of the borrower, for whatever reason, from the Company’s employ, the amount outstanding becomes immediately repayable in full. In the event of there being insufficient funds upon termination of employment, the Company will seek legal redress.

For more information please contact Human Resources.

03/11/2010	Mr R H Herring	Page 18 of 22

Child Care Voucher Scheme

The Company operates a Child Care Voucher Scheme which enables Employees to make Income Tax and National Insurance savings on their child care costs. Employees with children are only eligible to join the scheme once they have successfully completed their probationary period and any extensions thereof.

For more information please refer to the Child Care Voucher Policy which can be found on the Company’s intranet or is available from Human Resources.

Car Allowances

According to your Job Title, Grade and work performance, you may be eligible for a discretionary Car Allowance.

Car Allowances will be processed monthly as part of the monthly payroll and will attract Income Tax and National Insurance deductions as appropriate.

For purposes of Health & Safety, if you are in receipt of a Car Allowance in order to provide a vehicle to conduct Company business (e.g., client visits), you will be required to provide your driving licence, insurance details and MOT (if appropriate) to the Company for inspection as the Company may from time to time request. The Company reserves the right to suspend Car Allowance payments in the event that you are unable to provide the necessary documentation.

Car Allowance payments will cease once Company Sick Pay has been exhausted and will not resume until you are able to return to work.

The Company reserves the right to withdraw Car Allowance payments from any Employee who is demoted as a result of disciplinary proceedings taken against them:

Important Notes

*
Where receipt of a benefit is subject to satisfactory completion of your probationary period, please note that Human Resources will provide you with the necessary application forms once your employment has been confirmed.

*	Please note that benefits in kind made by the Company may be subject to tax, and if required the Company must declare to HM Revenue & Customs details of any benefits received by staff.

*	The Company reserves the right and entirely at its own discretion to change providers of its Employee benefit schemes as and when it sees fit.

*
The Company reserves the right to suspend any or all Company funded benefits to any Employee who is subject to disciplinary action (until such warning is spent) and to withdraw any or all Company funded benefits to any Employee who is demoted as a result of disciplinary action taken against them.

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ANNEX C

Restrictions on the Termination of Employment

In order to protect the reasonable interests of the Company and its Associated or Group Companies (hereinafter referred to as “the Company”), the following restrictions remain in force after the termination of your contract of employment for any legally acceptable reason.

1.	Confidentiality
1.1.	The restrictions contained within Clause 26 of the Terms and Conditions of Employment remain in effect for five years after the termination of your employment with the Company.

2.	Non-Poaching
2.1.
For a period of twelve months following the termination of your contract, you will not directly solicit, approach or entice any individual, who was an Employee of the Company at the date of the termination of your employment, to leave the Company’s employment, nor will you offer employment to or engage or use the services of any such Employee. For the avoidance of doubt, this clause does not seek to restrict any contact between yourself and a current Employee, which is initiated by the Company’s current Employee.

2.2.	In the event that the Company elects to require you to observe a period of Garden Leave, the twelve month restriction in Clause 2.1 will be reduced by the length of your Garden Leave.

3.	Non-Solicitation
3.1.
For a period of twelve months following the termination of your contract, you will not, whether on your own account or on behalf of any person, business entity, company or other organisation, whether as a director, principal, employee, partner, agent or consultant, directly solicit the custom of any person, business entity, company or other organisation, who during the 6 months immediately preceding the date of termination or where a Garden Leave period has been observed, the 6 months immediately preceding your last day in the office:

3.1.1.	was a client of the Company with whom you had personal dealings or contact in the performance of your duties with the Company;

3.1.2.	was a client of the Company with whom Employees within your team have had personal dealings or contact on behalf of the Company;

3.1.3.
was a person, business entity, company or other organisation with whom you had material, regular contact or a series of dealings with a view to that person, business entity, company or other organisation becoming a client of the Company.

3.2.	In the event that the Company elects to require you to observe a period of Garden Leave, the twelve month restriction in Clause 3.1 will be reduced by the length of your Garden Leave.

I, Richard Herring, agree and undertake to be bound by the above clauses.

Signed:	/s/ Richard Herring	Date:	3/11/10

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ANNEX D

Incentive Plan & Bonus Opportunity

INCENTIVES

Employee is eligible to earn incentive compensation, if any, pursuant to the Company’s then current Incentive Plan, in effect at the time for Employee’s position, (hereinafter the “Incentive Plan”), set forth below. The figures for Volt Europe and Volt Asia will be calculated separately to each other for any incentive payments.

1.
Incentives shall be earned from the Net Operating Profit (hereinafter defined) reported on the consolidated Management Accounts, attributable to each and every subsidiary/ division/segment/department over which Employee maintains managerial responsibility (hereinafter “Employee’s Division” or “Volt Europe & Volt Asia”) during each Company fiscal quarter (hereinafter referred to as “Sales”). Subsidiaries/divisions/segments/departments may be subject to change and modification from time to time, but only in writing by an officer of the Company to whom Employee reports, at the Company’s sole discretion, pursuant to the Incentive Plan (hereinafter “Incentives”), according to the following Incentive Plan formula:

[Total aggregate Sales for Volt Europe {minus} Total Direct Costs = Gross Margin {minus} Total Operating and Direct Overhead Costs {minus} Local and Corporate General and Administrative Expenses as allocated in the sole discretion of the Company] = Net Operating Profit {multiply} .0225 (or 2.25%) = Incentives.

2.
Net Operating Profit may be either a positive or negative amount to be added or subtracted in the consolidated Management Accounts for Volt Europe and Volt Asia. Aggregate Net Operating Profit losses shall carry forward in the computations from the first to the second fiscal quarter and the third to the fourth fiscal quarter, for purposes of determining the aggregate Incentives to which Employee is entitled for the second and forth fiscal quarters.

3.
Employee shall be eligible to earn Incentives beginning with the first full fiscal month following the effective date of this Agreement and shall be paid through and for the last full fiscal quarter actually worked by Employee prior to Employee’s employment termination from the Company. Incentive payments for the first three fiscal quarters of the Company’s fiscal year shall be paid to Employee approximately forty-five (45) days following the close of the fiscal quarter and for the fourth fiscal quarter approximately ninety (90) days after the close of the fiscal year.

YEAR END IMPROVEMENT BONUS

Employee is eligible to earn a Year End Improvement Bonus, if any, pursuant to the Company’s then current Fiscal Year End Improvement Bonus Plan, in effect at the time and applicable for Employee’s position as set forth herein (hereinafter the “Improvement Bonus Plan”). The Company may modify, alter, replace, change or amend this plan, from time to time, at the Company’s sole discretion. The figures for Volt Europe and Volt Asia will be calculated separately to each other for any year end improvement bonus payments.

Upon termination of employment, any Improvement Bonus payment will only be made for the last full fiscal year worked (i.e., bonus payments will not be pro rated if Employee leaves part way through a year).

1.
Employee shall be eligible to earn an Improvement Bonus pursuant to this section, based upon the increase of the aggregate Net Operating Profit for all subsidiaries/divisions/segments/departments in Volt Europe and Volt Asia for the Company’s fiscal year for the period over which Employee maintains managerial responsibility, as compared with that of the immediately preceding Company Fiscal Year for the same subsidiaries/divisions/segments/departments. For purposes of determining the Improvement Bonus, the Company Fiscal Year Net Operating Profit for Volt Europe and for Volt Asia shall be comprised of the aggregate monthly Net Operating Profits for each and every subsidiary/division/segment/department for the period over which Employee maintains managerial reporting responsibility during the Current Company Fiscal Year, as compared with the immediately preceding Company Fiscal Year for the same subsidiaries/divisions/segments/departments.

03/11/2010	Mr R H Herring	Page 21 of 22

Subsidiaries/divisions/segments/departments may be added to or removed from Volt Europe or Volt Asia at the Company’s sole discretion. Net Operating Profit for added or removed subsidiaries/ divisions/segments/departments will be included in the aggregate Current Company Fiscal Year Net Operating Profit for Volt Europe or Volt Asia only for those fiscal months that each remained in Volt Europe or Volt Asia and reported to Employee and compared to the monthly Net Operating Profit for the corresponding fiscal months of the previous year for said subsidiaries/divisions/segments/departments.

2.
If the current Company fiscal year aggregate Net Operating Profit for all subsidiaries/divisions/segments/departments in Volt Europe and Volt Asia for the time period that Employee maintains managerial responsibilities is both (a) a positive number, and (b) exceeds the aggregate Net Operating Profit for the same subsidiaries/divisions/segments/departments compared with the same time period from the preceding Company fiscal year by more than five percent (5%), then Employee shall be entitled to two percent (2%} of the aggregate Net Operating Profit improvement (hereinafter “Improvement Bonus” or “Bonus”), according to the following Improvement Bonus Plan step formula:

Step 1:
For each and every subsidiary/division/segment/department in Volt Europe and Volt Asia over which Employee maintains managerial responsibility during the current Company fiscal year, total the Net Operating Profit for all such subsidiaries/divisions/segments/departments for the fiscal months that Employee managed such subsidiaries/divisions/segments/departments, to obtain the Current Company Fiscal Year Net Operating Profit;

Step 2:
Total the monthly Net Operating Profit for these same subsidiaries/divisions/segments/departments from the immediately preceding Company fiscal year to compare with the same fiscal months identified in Step 1 above, which will then equal the Preceding Company Fiscal Year Net Operating Profit;

Step 3:
Subtract the Preceding Company Fiscal Year Net Operating Profit from the Current Company Fiscal Year Net Operating Profit = Net Operating Profit Difference {which must be a positive number in order to proceed to next Step};

Step 4:
Net Operating Profit Difference {minus} [Preceding Company Fiscal Year Net Operating Profit {multiply} 5%] = Net Operating Profit Differential;

Step 5:
Net Operating Profit Differential {multiply} .02 (or 2%} = Improvement Bonus.

For example, if the Current Company Fiscal Year Net Operating Profit is £750,000, minus the Preceding Company Fiscal Year Net Operating Profit of £500,000, this equals a difference of £250,000; then minus £25,000 (which is 5% of £500,000 for the Preceding Company Fiscal Year Net Operating Profit), which equals £225,000, and then multiply by 2%, equals £4,500.00,

Or;

For another example, if the Current Company Fiscal Year Net Operating Profit is £100,000, minus the Preceding Company Fiscal Year Net Operating Profit of (-£50,000}, this equals a difference of £150,000, minus <-£2,500>, {which is 5% of <-£50,000> for the Preceding Company Fiscal Year Net Operating Profit}, which equals £147,500, and then multiply by 2%, equals £2,950.00.

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